Exhibit 4.1

STATUTS DE ObsEva SA (ObsEva Ltd) (ObsEva AG)	ARTICLES OF ASSOCIATION OF ObsEva SA (ObsEva Ltd) (ObsEva AG)
TITRE I: RAISON SOCIALE - SIEGE - BUT – DUREE	TITLE I: CORPORATE NAME - REGISTERED OFFICE - PURPOSE - DURATION
Article 1: Raison sociale	Article 1: Corporate Name

Il existe sous la raison sociale

ObsEva SA

(ObsEva Ltd)

(ObsEva AG)

une société anonyme qui est régie par les présents statuts et, pour tous les cas qui n’y sont pas prévus, par le titre XXVI du Code suisse des obligations (“CO”).

There exists under the name

ObsEva SA

(ObsEva Ltd)

(ObsEva AG)

a company limited by shares which is governed by these articles of association and for any situation not provided herein by the Title XXVI of the Swiss Code of Obligations (“CO”).

Article 2: Siège	Article 2: Registered Office

La société a son siège à Plan-les-Ouates (GE).	The registered office of the company is in Plan-les-Ouates (GE).

Article 3: But	Article 3: Purpose

La société a pour but toutes activités et services dans les domaines de la recherche, du développement, de la fabrication, de l’enregistrement, de la promotion et de la commercialisation de produits biotechniques et pharmaceutiques.	The purpose of the company is all activities and services in the domains of research, development, fabrication, registration, promotion and commercialization of biotechnological and pharmaceutical products.

La société peut effectuer toute transaction commerciale et financière, directement ou indirectement liée à son but. Elle peut faire inscrire des succursales et des filiales en Suisse et à l’étranger, ainsi qu’acquérir, détenir, gérer et vendre des immeubles.	The company may carry out all commercial and financial transactions which are directly or indirectly related to its purpose. The company may establish branch offices and subsidiaries in Switzerland and abroad as well as acquire, manage, hold and sell real estate.

La société peut accorder des prêts ou tout autre forme de financement à des sociétés du même groupe, ainsi que donner des sûretés de tout genre, au bénéfice direct ou indirect de sociétés du même groupe ou de tiers, en particulier sous la forme de garanties, gages ou sûretés sur les actifs de la société.	The company may grant loans and other forms of financing to other group companies and provide security of any sort for the direct or indirect benefit of group companies or third parties, in particular in the form of guarantees, pledges or fiduciary assignments of assets of the company.

Article 4: Durée	Article 4: Duration

La durée de la société est indéterminée.	The duration of the company is indefinite.

TITRE II: CAPITAL-ACTIONS ET ACTIONS	TITLE II: SHARE CAPITAL AND SHARES

Article 5: Montant nominal et division	Article 5: Par value and number of shares

Le capital-actions est fixé à la somme de CHF 8’355’420 et 11/13 de franc, entièrement libéré.	The share capital of the company is set at the amount of CHF 8,355,420 and 11/13 of a franc, fully paid up.

Il est divisé en 108’620’471 actions d’une valeur nominale de 1/13 de franc chacune.	It is divided into 108,620,471 shares with a par value of 1/13 of a franc each.

Article 5a: Capital-actions autorisé	Article 5a: Authorized share capital

Le conseil d’administration est autorisé à augmenter jusqu’au 28 mai 2023 le capital-actions d’un montant de CHF 1’323’864 au plus, par l’émission d’un maximum de 17’210’232 actions nominatives, entièrement libérées, d’une valeur nominale de CHF 1/13 chacune.

Des augmentations partielles sont autorisées. Le conseil d’administration peut également émettre de nouvelles actions par voie de prise ferme ou d’autres formes de souscription par une ou plusieurs banques avec offre subséquente aux actionnaires ou à des tierces personnes. Le conseil d’administration détermine la nature des apports, le prix d’émission et la date de l’émission, les conditions d’exercice des droits préférentiels de souscription, l’allocation des droits préférentiels de souscription qui n’ont pas été exercés et la date à laquelle débute le droit au dividende. Le conseil d’administration peut permettre, restreindre ou exclure la négociation des droits préférentiels de souscription.

The board of directors is authorized at any time until 28 May 2023 to increase the share capital by a maximum aggregate amount of CHF 1,323,864 through the issuance of not more than 17,210,232 registered shares, which will have to be fully paid- in, with a par value of CHF 1/13 of a franc each.

Increases in partial amounts are permitted. The board of directors may issue new shares also by means of underwriting or in any other manner by one or more banks and subsequent offer to shareholders or third parties. The board of directors shall determine the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the pre-emptive rights, the allocation of pre-emptive rights which have not been exercised, and the date on which the dividend entitlement starts. The board of directors is authorized to permit, to restrict or to exclude the trading of pre-emptive rights.

Si des droits préférentiels de souscription sont octroyés mais pas exercés, le conseil d’administration les utilise dans l’intérêt de la société.

Le conseil d’administration peut limiter ou supprimer les droits préférentiels de souscription des actionnaires et attribuer ces droits à des personnes tierces ou à la société elle-même lorsque les actions sont émises pour l’un des buts suivants: a) l’élargissement de l’actionnariat de la société dans certains marchés financiers ou dans la perspective d’une cotation, d’une admission au négoce ou d’un enregistrement de nouvelles actions à des bourses nationales ou étrangères; b) l’octroi d’une option de surallocation (“greenshoe”) à un ou plusieurs souscripteurs en relation avec un placement d’actions; c) des placements d’actions si le prix d’émission est déterminé par référence au prix du marché; d) l’intéressement des employés, des membres du conseil d’administration ou de consultants de la société ou de l’une de ses filiales selon un ou plusieurs plans d’intéressement adoptés par le conseil d’administration; e) l’acquisition de sociétés, d’actifs de sociétés, de participations, de produits, de droits de propriété intellectuelle, de licences ou de nouveaux projets d’investissement ou encore pour des placements d’actions privés ou publics à des fins de financement et/ou refinancement de telles transactions; f) la levée de fonds propres de façon rapide et flexible, lorsqu’une telle transaction ne pourrait pas être réalisée, ou ne pourrait être réalisée qu’à des conditions moins favorables, sans l’exclusion du droit préférentiel de souscription des actionnaires existants; ou g) l’acquisition d’une participation dans la société par un partenaire stratégique (y compris dans le cas d’une offre publique d’acquisition).

If pre-emptive rights are granted, but not exercised, the board of directors shall use the relevant shares in the interest of the company.

The board of directors is authorized to withdraw or limit the pre-emptive rights of the shareholders, and to allocate them to third parties or to the company, in the event of use of the shares for the purpose of: a) expanding the shareholder base in certain capital markets or in the context of the listing, admission to official trading or registration of the shares at domestic or international stock exchanges; b) granting an over-allotment option (“greenshoe”) to one or several underwriters in connection with a placement of shares; c) share placements, provided the issue price is determined by reference to market price; d) the participation of employees, members of the board of directors or consultants of the company or of one of its subsidiaries according to one or several equity incentive plans adopted by the board of directors; e) the acquisition of companies, company assets, participations, the acquisition of products, intellectual property rights, licenses or new investment projects or for public or private share placements for the financing and/or refinancing of such transactions; f) for raising equity capital in a fast and flexible manner as such transaction would be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the pre-emptive rights of the existing shareholders; or g) the acquisition of a participation in the company by a strategic partner (including in the case of a public takeover offer).

Article 5b: Capital conditionnel en vue de financement	Article 5b: Conditional share capital for financing purposes

Le capital-actions de la société peut être augmenté d’un montant maximum total de CHF 1’757’855 et 9/13 de franc, par l’émission d’un maximum de 22’852’124 actions nominatives ordinaires, d’une valeur nominale de 1/13 de franc chacune, à libérer entièrement, suite à l’exercice de droits de conversion et/ou d’option accordés en relation avec des obligations, d’autres formes comparables de titres de dette, des emprunts ou d’autres instruments similaires du marché des capitaux ou des obligations contractuelles de la société ou de l’une de ses filiales, et/ou par l’exercice de droits d’option émis par la société ou l’une de ses filiales (les “instruments financiers”). Le droit préférentiel de souscription des actionnaires est exclu. Le droit de souscrire les nouvelles actions appartient aux détenteurs des instruments financiers. Le conseil d’administration fixe les conditions des instruments financiers.	The company’s share capital shall be increased by a maximum aggregate amount of CHF 1,757,855 and 9/13 of a franc, through the issuance of not more than 22,852,124 registered shares, which will have to be fully paid-in, with a par value of 1/13 of a franc each, by the exercise of option and conversion rights which are granted in connection with bonds, similar debt instruments, loans or other financial market instruments or contractual obligations of the company or one of its subsidiaries, and/or by the exercise of option rights issued by the company or one of its subsidiaries (“financial instruments”). The pre-emptive rights of shareholders are excluded. The right to subscribe for the new shares shall be held by the holders of the financial instruments. The board of directors shall determine the terms of the financial instruments.

Lors de l’émission d’instruments financiers, le conseil d’administration peut limiter ou exclure les droits des actionnaires de souscrire les instruments financiers par préférence dans les cas suivants:	When issuing financial instruments, the board of directors shall have the right to limit or exclude the right of shareholders to subscribe for the financial instruments by preference:

a) pour financer ou refinancer l’acquisition d’entreprises ou de parts d’entreprise, ou de nouvelles participations, produits, droits de propriété intellectuelle, licences, ou pour favoriser des coopérations ou nouveaux plans d’investissements de la société;	a) for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations, products, intellectual property rights, licenses, cooperations or of newly planned investments of the company;

b) si l’émission se fait sur des marchés internationaux des capitaux, y compris par placement privé; ou	b) if the issuance is made on domestic or international capital markets, including by means of private placements; or

c) en vue de la souscription des instruments financiers par une institution bancaire ou un consortium de banques avec offre publique subséquente.	c) for purposes of an underwriting of the financial instruments by a banking institution or a consortium of banks with subsequent offering to the public.

Si le droit des actionnaires de souscrire aux instruments financiers par préférence est exclu, (i) les instruments financiers doivent être attribués aux conditions du marché; (ii) la période d’exercice, la période d’échange ou la période de conversion des instruments financiers ne doit pas dépasser 10 ans à partir de la date à laquelle ces instruments sont émis; et (iii) le prix de conversion, le prix d’échange ou tout autre prix d’exercice des instruments financiers doit être fixé par référence aux conditions du marché.	To the extent that the right of shareholders to subscribe for the financial instruments by preference is excluded, (i) the financial instruments shall be placed at market conditions; (ii) the exercise period, the conversion period or the exchange period of the financial instruments shall not exceed 10 years as of the date of the issue; and (iii) the conversion price, the exchange price or other exercise price of the financial instruments shall be determined by reference to market prices.

Article 5c: Capital conditionnel pour les plans d’intéressement	Article 5c: Conditional share capital for equity plans

Le capital-actions de la société peut être augmenté d’un montant maximum total de CHF 1’058’316 par l’émission d’un maximum de 13’758’108 actions nominatives ordinaires, entièrement libérées, d’une valeur nominale d’1/13 de franc chacune, lors de l’exercice de droits d’option ou de souscription accordés ou attribués à des employés, membres du conseil d’administration ou consultants de la société ou de l’une de ses filiales selon les termes d’un ou de plusieurs plans d’intéressement ou règlements adoptés par le conseil d’administration. Le droit préférentiel de souscription des actionnaires est exclu à l’égard de ces actions. Le conseil d’administration fixe les conditions des plans d’intéressement et des règlements, ainsi que de l’émission des actions.	The company’s share capital shall be increased by a maximum aggregate amount of CHF 1,058,316 through the issuance of not more than 13,758,108 registered ordinary shares, which shall be fully paid-in, with a par value of 1/13 of a franc each, by issuance of shares upon the exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, members of the board of directors or consultants of the company or of one of its subsidiaries under the terms of one or more equity incentive plans or regulations adopted by the board of directors. The pre-emptive rights of shareholders are excluded. The board of directors shall determine the terms of the equity incentive plans or regulations and of the issuance of the shares.

Article 6: Espèces d’actions	Article 6: Type of shares

Les actions sont nominatives.	The shares shall be registered.

Par une modification des statuts, l’assemblée générale peut en tout temps convertir des actions nominatives en actions au porteur et des actions au porteur en actions nominatives.	The general meeting of shareholders may, at any time, by modifying these articles of association, convert the registered shares into bearer shares and convert bearer shares into registered shares.

Par une modification des statuts, l’assemblée générale peut aussi en tout temps convertir des actions d’une catégorie en actions d’une autre catégorie, ou encore des bons de participation en actions. L’art. 654 CO et les dispositions de ces statuts sont réservés.	The general meeting of shareholders may also, at any time, by modifying these articles of association, convert shares of one class into shares of another class, or non-voting shares into voting shares. Article 654 CO and the provisions of these articles of association are reserved.

Sous réserve du paragraphe ci-dessous, les actions nominatives de la société sont émises sous forme de droits-valeur (tels que définis par le CO) et de titres intermédiés (tels que définis par la Loi fédérale suisse sur les titres intermédiés).	Subject to the paragraph below, the registered shares of the company will be uncertificated securities (in terms of the CO) and intermediated securities (in terms of the Swiss Federal Intermediated Securities Act).

Suite à son inscription au registre des actions, un actionnaire peut demander en tout temps à la société d’établir un relevé des actions nominatives qu’il détient. Il n’a cependant pas de droit à exiger l’impression et la livraison de certificats d’actions. En revanche, la société peut à tout moment imprimer et livrer des certificats incorporant des actions nominatives. La société peut aussi, à son choix, retirer les actions nominatives revêtant la forme de titres intermédiés des divers organismes de dépôt auprès desquelles elles ont été enregistrées, et avec le consentement de l’actionnaire, annuler sans les remplacer les certificats d’action qui lui auront été remis.	A shareholder registered in the company’s shareholders’ register may request from the company a statement of the shareholder’s registered shares at any time. Shareholders do not have a right to the printing and delivery of share certificates. The company may, however, print and deliver certificates for shares at any time at its option. The company may also, at its option, withdraw uncertificated shares from the custodian system where they have been registered and, with the consent of the shareholder, cancel issued certificates that are returned to the company.

Si la société décide d’imprimer et de livrer des certificats d’actions, ces derniers doivent porter la signature de deux signataires autorisés de la société, dont l’un au moins doit être membre du conseil d’administration. Les signatures peuvent être apposées par facsimilé.	If the company decides to print and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the company, at least one of which shall be a member of the board of directors. These signatures may be facsimile signatures.

Article 7: Droits et obligations des actionnaires	Article 7: Shareholders’ rights and duties

Chaque action est indivisible à l’égard de la société, qui ne reconnaît qu’un propriétaire pour une action.	Each share shall be indivisible towards the company, which only recognizes one legal owner for each share.

Chaque action donne droit à une part proportionnelle du bénéfice résultant du bilan et du produit de la liquidation en proportion des versements opérés au capital-actions.	Each share confers the right to a portion of the profit resulting from the balance sheet and the proceeds of liquidation, in proportion to the payments made to pay-in the share capital.

Les actionnaires ne sont tenus que des prestations statutaires. Ils ne répondent pas personnellement des dettes sociales.	The obligations of the shareholders are limited to those specified in these articles of association. The shareholders are not personally liable for the debts of the company.

Article 8: Transfert des actions	Article 8: Transfer of shares

Le transfert de la propriété des actions émises sous forme de papier-valeur requiert la remise du titre endossé à l’acquéreur.	The transfer of ownership of certificated shares shall require delivery of the properly endorsed share certificate to the purchaser.

Le transfert de la propriété d’actions détenues sous forme de titres intermédiés s’opère conformément aux dispositions de la Loi fédérale suisse sur les titres intermédiés.	The transfer of ownership of shares held as book entry securities shall be carried out according to the provisions of the Swiss Federal Intermediated Securities Act.

Les actions nominatives non incorporées dans un papier-valeur et qui ne sont pas détenues sous la forme de titres intermédiés, respectivement les droits y afférents, eux-mêmes non incorporés dans un papier-valeur, ne peuvent être transférés que par cession. La cession n’est valable que si elle est notifiée à la société.	Registered shares not incorporated into a certificate and that are not held as book entry securities as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the company has been notified thereof.

Article 9: Registre des actions	Article 9: Share register

La société tient un registre des actions qui mentionne le nom et l’adresse des propriétaires et des usufruitiers des actions nominatives.	The company shall keep a share register, which shall contain the names and addresses of the owners of the shares or the persons benefiting from an usufruct interest in the shares.

Est considéré comme actionnaire ou usufruitier à l’égard de la société celui qui est inscrit au registre des actions. Un actionnaire peut demander à la société une confirmation qu’il est dûment inscrit au registre des actions.	Only the persons registered in the share register shall be considered shareholders or holders of a usufruct interest in the shares towards the company. A shareholder may request from the company a confirmation that he is duly registered in the share register.

Si un actionnaire change d’adresse, il doit en informer la société. Tant qu’il ne l’aura pas fait, toute communication sera valablement faite à sa dernière adresse inscrite au registre des actions.	Should a shareholder change his address, he must so inform the company. As long as a shareholder has not provided notice of a change of address to the company, any communication shall be validly made to his last address entered in the share register.

TITRE III: ORGANISATION DE LA SOCIETE	TITLE III: ORGANIZATION OF THE COMPANY

A. ASSEMBLEE GENERALE	A. GENERAL MEETING

Article 10: Droits intransmissibles	Article 10: Non-transferable rights

L’assemblée générale des actionnaires est le pouvoir suprême de la société.	The general meeting of shareholders is the highest authority of the company.

Elle a les droits intransmissibles:	It has the non-transferable rights:

1. d’adopter et de modifier les statuts;	1. to adopt and amend the articles of association

2.  de nommer les membres du conseil d’administration, de l’organe de révision, le président du conseil d’administration, les membres du comité de rémunération et le représentant indépendant des actionnaires;

2. to elect the members of the board of directors, the auditors, the chairman of the board of directors, the members of the compensation committee and the independent representative of shareholders;

3. d’approuver le rapport annuel et les comptes consolidés de la société;	3. to approve the business report and the consolidated financial statements of the company;

4. d’approuver les comptes annuels et de déterminer l’emploi du bénéfice résultant du bilan, en particulier de fixer le dividende;	4. to approve the annual statutory financial statements of the company and to decide upon the allocation of profits as shown on the balance sheet, in particular with regard to dividends;

5. sur proposition du conseil d’administration, d’approuver la rémunération des membres du conseil d’administration et du comité exécutif;	5. on proposal of the board of directors, to approve the compensation of members of the board of directors and of executive committee;

6. de donner décharge aux membres du conseil d’administration;	6. to discharge the members of the board of directors from liability; and

7. de prendre toutes les décisions qui lui sont réservées par la loi et ces statuts.	7. to decide on all matters reserved to it by law and by these articles of association.

Article 11: Assemblées générales ordinaires et extraordinaires	Article 11: Annual and extraordinary general meetings

L’assemblée générale ordinaire a lieu chaque année dans les six mois qui suivent la clôture de l’exercice; des assemblées générales extraordinaires sont convoquées aussi souvent qu’il est nécessaire, notamment dans les cas prévus par la loi.	The annual general meeting of shareholders shall be held every year within six months following the end of the business year; extraordinary general meetings of shareholders may be convened as often as necessary, in particular in the cases provided by law.

L’assemblée générale se réunit au lieu désigné par le conseil d’administration.	The general meeting of shareholders shall meet at the place determined by the board of directors.

Article 12: Convocation de l’assemblée générale	Article 12: Invitation to the general meeting

L’assemblée générale est convoquée par le conseil d’administration et, dans les cas prévus par la loi ou ces statuts, par l’organe de révision, les liquidateurs ou, le cas échéant, les représentants des obligataires.	The general meetings of shareholders shall be called by the board of directors or, if required by law or these articles of association, by the auditors, the liquidators of the company or the representatives of the bond holders, if any.

Un ou plusieurs actionnaires représentant ensemble 10 pour cent au moins du capital-actions peuvent aussi requérir la convocation de l’assemblée générale. Des actionnaires qui représentent des actions totalisant une valeur nominale de un million de Francs suisses peuvent requérir l’inscription d’un objet à l’ordre du jour. La convocation et l’inscription d’un objet à l’ordre du jour doivent être requises par écrit 60 jours au moins avant la date de l’assemblée et inclure une courte description des points à porter à l’ordre du jour et les propositions.	One or several shareholders, holding together at least ten per cent of the share capital, may also request that a general meeting be convened. Shareholders representing shares of a total par value of one million Swiss Francs may require that items be included on the agenda of the meeting. Such requests must be made in writing not less than 60 days ahead of the meeting and shall include a brief description of the items to be discussed and the proposals.

Article 13: Mode de convocation	Article 13: Notice of Meeting

Les assemblées générales ordinaires ou extraordinaires sont convoquées par publication dans la Feuille officielle suisse du commerce au moins vingt jours avant la date prévue pour la réunion.	Annual or extraordinary general meetings of shareholders shall be called by notice in the “Swiss Official Gazette of Commerce” not less than twenty days before the date fixed for the meeting.

Une assemblée générale des actionnaires peut également être convoquée par communication écrite à chacun des actionnaires à l’adresse figurant au registre des actions. Dans un tel cas, le délai de convocation de vingt jours mentionné ci-dessus débute le jour suivant la date à laquelle la communication écrite a été expédiée.	A general meeting of shareholders may also be called by means of a notice sent to the shareholders at their address registered in the share register. In such a case, the twenty-day notice period referred to above shall begin on the day following the date on which the notices shall have been mailed.

La convocation à une assemblée mentionne les objets portés à l’ordre du jour, ainsi que les propositions du conseil d’administration et des actionnaires qui ont demandé la convocation de l’assemblée générale ou requis l’inscription d’un objet à l’ordre du jour.	The notice of a meeting shall state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a general meeting be convened or that items be included in the agenda.

Aucune décision ne peut être prise sur des objets qui n’ont pas été dûment portés à l’ordre du jour, à l’exception des propositions déposées par un actionnaire dans le but de convoquer une assemblée générale extraordinaire, d’instituer un contrôle spécial ou d’élire des auditeurs.	No resolution shall be passed at a general meeting of shareholders on matters which do not appear on the agenda except for a resolution convening an extraordinary general meeting, the setting up of a special audit or the election of auditors.

Il n’est pas nécessaire d’annoncer à l’avance les propositions entrant dans le cadre des objets portés à l’ordre du jour ni les délibérations qui ne doivent pas être suivies d’un vote.	No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Article 14: Légitimation des actionnaires	Article 14: Representation of shareholders

Tout actionnaire qui ne participe pas à l’assemblée générale des actionnaires en personne peut faire représenter ses actions à l’assemblée par le représentant indépendant ou par une autre personne ou entité qui ne doit pas nécessairement être un actionnaire. Le conseil d’administration règle les exigences régissant la participation et la représentation à l’assemblée générale.	Each shareholder who does not attend the general meeting of shareholders in person may have his shares represented at the meeting by the independent representative or by another person or entity, who does not have to be a shareholder. The board of directors shall determine the requirements regarding participation and representation in the general meeting of shareholders.

Sauf dispositions contraires de ces statuts, une assemblée générale des actionnaires est dûment convoquée et apte à statuer quel que soit le nombre d’actions représentées.	Subject to provisions to the contrary in these articles of association, a general meeting of shareholders is duly convened and capable of passing resolutions regardless of the number of shares represented.

Article 15: Présidence; procès-verbal	Article 15: Acting chair; minutes

L’assemblée générale des actionnaires est présidée par le président du conseil d’administration, le vice-président ou par toute autre personne désignée à cet effet par le conseil d’administration. A leur défaut, la personne désignée par l’assemblée générale des actionnaires préside.	The general meeting of shareholders is chaired by the chairman of the board of directors, the vice-chairman or by any other person designated to that effect by the board of directors. In the absence of such persons, the person appointed by the general meeting of shareholders shall take the chair.

Le président désigne le secrétaire de l’assemblée et les scrutateurs, qui ne doivent pas nécessairement être actionnaires.	The chairperson shall appoint the secretary of the meeting and the vote counters, none of whom need to be a shareholder.

Le président a les pouvoirs et compétences nécessaires et suffisantes pour assurer le bon déroulement de l’assemblée générale des actionnaires.	The chairperson shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the general meeting of shareholders.

Les procès-verbaux de l’assemblée générale des actionnaires sont signés par le président et le secrétaire de l’assemblée.	The minutes of the general meeting of shareholders shall be signed by the chairman and the secretary of the meeting.

Article 16: Droit de vote	Article 16: Voting right

Chaque action donne droit à une voix.	Each share shall convey the right to one vote.

Article 17: Décisions et élections	Article 17: Resolutions and elections

Sauf disposition contraire de la loi ou de ces statuts, l’assemblée générale prend ses décisions et procède aux élections à la majorité absolue des voix exprimées.	Unless required otherwise by law or these articles of association, the general meeting of shareholders shall make resolutions and proceed to elections by an absolute majority of the votes cast.

En cas de partage égal des voix, celle du président est prépondérante.	In the event the votes are evenly split, the chairman shall have a casting vote.

Une décision de l’assemblée générale recueillant au moins les deux tiers des voix attribuées aux actions représentées et la majorité absolue des valeurs nominales représentées est nécessaire pour:	A resolution of the general meeting of shareholders approved by at least two-thirds of the votes allotted to the shares represented at the meeting, and the absolute majority of the aggregate par value of the shares represented is necessary to:

1. la modification du but social;	1. amend the purpose of the company;

2. l’introduction d’actions à droit de vote privilégié;	2. create shares with privileged voting rights;

3. la restriction de la transmissibilité des actions nominatives;	3. restrict the transferability of the registered shares;

4. l’augmentation autorisée ou conditionnelle du capital-actions;	4. authorize or conditionally authorize an increase in share capital;

5. l’augmentation du capital-actions au moyen des fonds propres, contre apport en nature ou en vue d’une reprise de biens et l’octroi d’avantages particuliers;	5. increase the share capital through the conversion of capital surplus, through contribution in kind or for purposes of an acquisition of assets, or the granting of special privileges;

6. la limitation ou la suppression du droit préférentiel de souscription	6. withdraw or limit pre-emptive rights;

7. le transfert du siège de la société;	7. relocate the registered office of the company;

8. la dissolution de la société.	8. dissolve the company;

9. abroger ou modifier l’article 20 al. 1, de ces statuts; ou	9. abrogate or amend Article 20 para. 1 of these articles of association; or

10. révoquer un membre en fonction du conseil d’administration.	10. remove a serving member of the board of directors.

Toute décision relative à la fusion, la scission ou la transformation de la société sera prise en conformité avec les dispositions de la loi fédérale suisse sur la fusion, la scission, la transformation et le transfert de patrimoine.	Any decision related to a merger, demerger or conversion of the company shall be taken in accordance with the Swiss Federal Act on Mergers, De-mergers, Transformations and Transfers of Businesses.

B. REPRESENTANT INDEPENDANT DES ACTIONNAIRES	B. THE INDEPENDENT REPRESENTATIVE OF SHAREHOLDERS

Article 18. Election, durée du mandat et révocation	Article 18. Election, office and removal

L’assemblée générale des actionnaires élit le représentant indépendant des actionnaires.	The general meeting of shareholders elects the independent representative of shareholders.

Sont éligibles les personnes physiques ou morales ou les sociétés de personnes.	Natural or legal persons or partnerships may be elected.

L’art. 728 al. 2 à 6 CO s’applique par analogie au représentant indépendant.	Article 728 para. 2 to 6 CO applies by analogy to the independent representative.

Les fonctions du représentant indépendant s’achèvent à la fin de l’assemblée générale ordinaire suivante.	The independent representative shall hold office until the end of the next annual general meeting.

L’assemblée générale des actionnaires peut révoquer le représentant indépendant pour la fin de l’assemblée.	The general meeting of shareholders may remove the independent representative with effect at the end of the meeting.

Lorsque la société n’a pas de représentant indépendant, le conseil d’administration le désigne en vue de la prochaine assemblée générale des actionnaires.	If the company has no independent representative, the board of directors appoints one for the next general meeting of shareholders.

B. CONSEIL D’ADMINISTRATION	B. BOARD OF DIRECTORS

Article 19: Composition et durée des fonctions	Article 19: Composition and term of office

Le conseil d’administration de la société est composé de huit membres au plus qui sont élus individuellement par l’assemblée générale des actionnaires pour une durée de fonctions s’achevant à la fin de l’assemblée générale ordinaire suivante. Ils sont rééligibles indéfiniment.	The board of directors of the company shall be composed of not more than eight members, who shall be elected individually by the general meeting of shareholders for a term of office expiring after completion of the subsequent annual general meeting and who shall be indefinitely re-eligible.

Le président du conseil d’administration est élu par l’assemblée générale pour une durée de fonctions s’achevant à la fin de l’assemblée générale ordinaire suivante. Il est rééligible indéfiniment.	The chairman of the board of directors shall also be appointed by the general meeting for a term of office expiring after completion of the subsequent annual general meeting and who shall be indefinitely re-eligible.

Article 20: Mandats externes	Article 20: Outside mandates

Aucun membre du conseil d’administration ne peut exercer plus de 6 mandats additionnels dans des organes supérieurs de direction ou d’administration de sociétés dont les titres de participation sont cotés en bourse et 10 mandats additionnels dans des organes supérieurs de direction ou d’administration d’autres sociétés.	No member of the board of directors may hold more than 6 additional mandates in the highest supervisory or management bodies of third party companies whose equity securities are listed on a stock exchange and 10 additional mandates in the highest management bodies of other companies.

Les mandats suivants ne sont pas sujets aux limitations précitées:	The following mandates are not subject to these limitations:

a) les mandats dans des sociétés qui sont contrôlées par la société ou qui contrôlent la société;	a) mandates in companies which are controlled by the company or which control the company;

b)  les mandats dans des organes supérieurs de direction ou d’administration d’organisations caritatives, de fondations, de trusts et d’institutions de prévoyance en faveur du personnel. Aucun membre du conseil d’administration n’exercera plus de 10 mandats à ce titre.

b)  mandates in the highest supervisory or management bodies of associations, charitable organizations, foundations, trusts and employee welfare foundations. No member of the board of directors shall hold more than 10 such mandates.

Article 21: Organisation	Article 21: Organization

Sauf disposition contraire de la loi ou de ces statuts, le conseil d’administration se constitue lui-même. Il peut désigner, parmi ses membres, un ou plusieurs vice-présidents qui assument la responsabilité de président du conseil d’administration en cas d’incapacité de ce dernier.	Unless provided otherwise in the law or these articles of association, the board of directors shall organize itself. It may elect, among its members, one or more vice-chairpersons, who shall assume the responsibilities of the chairman of the board of directors if the latter is incapacitated.

Article 22: Convocation	Article 22: Notice of meeting

Le conseil d’administration est convoqué par le président aussi souvent que les affaires l’exigent.	Meetings of the board of directors shall be convened by the chairman as often as business requires.

Les délibérations et les décisions du conseil d’administration sont consignées dans un procès-verbal signé par le président et le secrétaire.	Minutes of the business discussed and resolutions carried by the board of directors shall be kept and signed by the chairman and secretary.

Article 23: Décisions	Article 23: Resolutions

Les décisions du conseil d’administration sont prises à la majorité des membres présents. Le règlement d’organisation adopté par le conseil d’administration peut prévoir un quorum de présence pour certaines décisions. Aucun quorum de présence n’est requis pour les décisions concernant l’exécution d’une augmentation de capital décidée antérieurement et pour la modification des statuts résultant d’une telle augmentation de capital.	Resolutions of the board of directors shall be made with a majority of the members present. The organizational regulations adopted by the board of directors may impose presence quorums for certain resolutions. No quorum requirement applies for resolutions regarding the completion of a previously decided capital increase and the amendment of the articles of association evidencing such capital increase.

Les décisions peuvent aussi être prises en la forme d’une approbation donnée par écrit à une proposition, à moins qu’une discussion ne soit requise par l’un des membres du conseil d’administration. Les approbations données par écrit sont consignées dans le procès-verbal de la séance suivante.	Resolutions may also be made by written consent to a proposed motion, provided no member requests that it be debated orally. Such resolutions by written consent shall be entered in the minutes of the next meeting.

Article 24: Compétences	Article 24: Powers

Le conseil d’administration peut prendre des décisions sur toutes les affaires qui ne sont pas attribuées à l’assemblée générale ou à un autre organe par la loi ou ces statuts.	The board of directors may pass resolutions on all matters not reserved to the general meeting or another corporate body by law or these articles of association.

Sous réserve de l’art. 716a CO, le conseil d’administration peut déléguer tout ou partie de la gestion de la société à un ou plusieurs de ses membres ou à des tiers, conformément aux dispositions du règlement d’organisation qu’il aura adopté à cette fin.	Subject to Article 716a CO, the board of directors may delegate the management of all or part of the company’s business to one or more of its members or to third parties, under the terms of organizational regulations that it shall have adopted for that purpose.

COMITE DE REMUNERATION	D. COMPENSATION COMMITTEE

Article 25: Composition et organisation	Article 25: Composition and organisation

Le comité de rémunération se compose de deux membres au moins du conseil d’administration, qui sont élus individuellement par l’assemblée générale.	The compensation committee shall be composed of two or more members of the board of directors who shall be individually elected by the general meeting of shareholders.

Lorsque le comité de rémunération n’est pas complet, le conseil d’administration désigne les membres manquants pour la période allant jusqu’à la fin de la durée de fonctions.	If the compensation committee is not complete, the board of directors nominates the missing members for the remaining period of office.

Le conseil d’administration désigne le président parmi les membres du comité de rémunération.	The board of directors elects the chair from the members of the compensation committee.

Pour le surplus, le comité de rémunération se constitue lui-même.	Otherwise, the compensation committee shall constitute itself.

Article 26: Durée du mandat	Article 26: Term of office

Les membres du comité de rémunération sont élus pour la période s’écoulant jusqu’à la fin de l’assemblée générale ordinaire suivante.	The members of the compensation committee shall hold office until the end of the next annual general meeting.

Ils sont indéfiniment rééligibles.	They shall be eligible for re-election indefinitely.

Article 27: Compétences du comité de rémunération	Article 27: Compensation committee’s powers

Le comité de rémunération assiste le conseil d’administration dans l’établissement et l’examen périodique de la stratégie de rémunération, des directives qui s’y rapportent et des objectifs de performance, ainsi que pour la préparation des propositions à soumettre à l’assemblée générale des actionnaires pour la rémunération du conseil d’administration et du comité exécutif. Il peut soumettre des propositions au conseil d’administration sur d’autres questions relatives à la rémunération.	The compensation committee shall support the board of directors in establishing and reviewing the company’s compensation strategy, guidelines and the performance targets, as well as in preparing the proposals to the general meeting of shareholders regarding the compensation of the board of directors and of the executive committee. It may submit proposals to the board of directors in other compensation-related issues.

Le conseil d’administration détermine dans le règlement d’organisation (i) pour quelles fonctions du conseil d’administration et du comité exécutif le comité de rémunération fait des propositions au conseil d’administration pour ce qui concerne la rémunération et (ii) pour quelles autres fonctions le comité de rémunération fixe lui-même la rémunération conformément à ces statuts et aux directives concernant la rémunération.	The board of directors shall set out in the organizational regulations (i) for which positions of the board of directors and of the executive committee the compensation committee shall submit proposals for the compensation, and (ii) for which positions the compensation committee shall determine such compensation in accordance with these articles of association and the compensation guidelines.

Le conseil d’administration peut déléguer au comité de rémunération d’autres tâches définies dans le règlement.	The board of directors may delegate further tasks to the compensation committee that shall be determined in regulations.

E. COMITE EXECUTIF	E. EXECUTIVE COMMITTEE

Article 28: Composition et organisation	Article 28: Composition and organisation

Le conseil d’administration élit les membres du comité exécutif.	The board of directors shall elect the members of the executive committee.

Sauf dans les cas prévus par la loi, seules des personnes physiques peuvent être élues au comité exécutif.	Unless specifically permitted by law, only natural persons may be elected in the executive committee.

Le conseil d’administration désigne le président du comité exécutif (CEO). Il fixe l’organisation du comité exécutif dans le règlement d’organisation. Pour le reste, le comité exécutif se constitue lui-même.	The board of directors shall appoint the head of the executive committee (CEO). It shall determine the organization of the executive committee in the organization regulations. For the rest, the executive committee shall constitute itself.

Article 29: Rapports contractuels	Article 29: Contractual relationships

Les contrats de durée déterminée entre des membres du comité exécutif, d’une part, et la société ou des sociétés contrôlées par la société, d’autre part, au sujet de leur rémunération, ne peuvent pas excéder un an. De tels contrats peuvent être renouvelés.	Fixed-term agreements entered into by the company or companies controlled by the company, on the one hand, and members of the executive committee, on the other hand, with regard to their compensation cannot exceed one year. Such fixed-term agreements can be renewed.

Si les contrats mentionnés à l’alinéa 1 sont conclus pour une durée indéterminée, le délai de congé ne peut excéder un an.	If agreements within the scope of the prior paragraph are entered into for an indefinite period of time, their notice period cannot exceed one year.

Article 30: Mandats externes	Article 30: Outside mandates

Aucun membre du comité exécutif ne peut exercer plus de 6 mandats dans des organes supérieurs de direction ou d’administration de sociétés tierces dont les titres de participation sont cotés en bourse et 10 mandats additionnels dans des organes supérieurs de direction ou d’administration d’autres sociétés. L’acception de tels mandats par un membre du comité exécutif requiert l’accord préalable du conseil d’administration.	No member of the executive committee may hold more than 6 additional mandates in the highest supervisory or management bodies of third party companies whose equity securities are listed on a stock exchange and 10 additional mandates in the highest supervisory or management bodies of other companies. Members of the executive committee shall only accept such mandates with the prior consent of the board of directors.

Les mandats suivants ne sont pas sujets aux limitations précitées:	The following mandates are not subject to these limitations:

a) les mandats dans des sociétés qui sont contrôlées par la société ou qui contrôlent la société;	a) mandates in companies which are controlled by the company or which control the company;

b)  les mandats dans des organes supérieurs de direction ou d’administration d’organisations caritatives, de fondations, de trusts et d’institutions de prévoyance en faveur du personnel. Aucun membre du comité exécutif n’exercera plus de 10 mandats à ce titre.

b)  mandates in the highest governing bodies of associations, charitable organizations, foundations, trusts and employee welfare foundations. No member of the executive committee shall hold more than 10 such mandates.

F. ORGANE DE REVISION	F. AUDITORS

Article 31: Organe de révision	Article 31: Auditors

L’assemblée générale élit un ou plusieurs réviseurs comme organe de révision. Elle peut désigner des suppléants.	The general meeting of shareholders shall elect one or several auditors. It may also elect deputy auditors.

Au moins l’un des réviseurs doit avoir en Suisse son domicile, son siège ou une succursale inscrite au registre du commerce.	At least one auditor must have in Switzerland its domicile, registered office or branch registered in the commercial registry.

Les réviseurs doivent satisfaire les exigences de qualification et d’indépendance prévues par la loi.	The auditors shall satisfy the qualification and independence requirements contemplated by law.

L’organe de révision exerce les attributions prévues par la loi, notamment les art. 728a à 728c CO.	The auditors shall carry out their duties and report in accordance with the law, in particular Articles 728a to 728c CO.

La durée de fonction des réviseurs est d’une année. Elle se termine à la fin de l’assemblée générale qui approuve les comptes annuels sur lesquels porte leur rapport. Ils sont immédiatement rééligibles.	The term of office of the auditors is one year. It expires at the end of the general meeting of shareholders, which approves the annual statutory financial statements to which their audit relates. They shall be immediately eligible for re-election.

Les réviseurs sont tenus de participer à l’assemblée générale ordinaire.	The auditors shall be bound to attend the annual general meeting of shareholders.

TITRE IV. REMUNERATION DES MEMBRES DU CONSEIL D’ADMINISTRATION ET DU COMITE EXECUTIF	TITLE IV. COMPENSATION OF THE MEMBERS OF THE BOARD OF DIRECTORS AND OF THE EXECUTIVE COMMITTEE

Article 32: Principes de rémunération	Article 32: Compensation principles

La rémunération des membres du conseil d’administration se compose d’une rémunération fixe et d’indemnités de présence. Les membres exécutifs du conseil d’administration peuvent, en outre, se voir attribuer des éléments de rémunération des membres du comité exécutif.	The compensation of the members of the board of directors shall consist of a fixed compensation and attendance allowances. Executive members of the board of directors can, in addition, receive compensation elements applicable with respect to members of the executive committee.

La rémunération des membres du comité exécutif comprend des éléments de rémunération fixes et variables. La rémunération fixe comprend le salaire de base et d’autres éléments de rémunération. La rémunération variable peut comprendre des éléments de rémunération à court et à long terme. La rémunération totale prend en compte la position et le niveau de responsabilité du bénéficiaire.	The compensation of the members of the executive committee consists of fixed and variable compensation elements. Fixed compensation comprises the base salary and other compensation elements. Variable compensation may comprise short-term and long-term compensation elements. The total compensation shall take into account position and level of responsibility of the recipient.

Les éléments de rémunération variable à court terme sont régis par des mesures de performance qui prennent en compte la performance de la société et de tout ou partie de ses filiales, la performance du marché, d’autres sociétés ou éléments de référence comparables et/ou d’objectifs de performance personnels quantitatifs et qualitatifs.	Short-term variable compensation elements shall be governed by performance metrics that take into account the performance of the company and some or all of its subsidiaries, market performance, other companies or comparable benchmarks and/or individual quantitative and qualitative performance targets.

Les éléments de rémunération variables à long terme sont régis par des mesures de performance qui prennent en compte des objectifs stratégiques et/ou financiers, ainsi que des éléments de rétention.	Long-term variable compensation elements shall be governed by performance metrics that take into account strategic and/or financial objectives, as well as retention elements.

Le conseil d’administration, le comité de rémunération ou tout autre organe auquel cette compétence a été déléguée détermine les mesures de performance, les objectifs de performance, ainsi que leur accomplissement.	The board of directors or, to the extent delegated to it, the compensation committee or another body shall determine the performance metrics, the target levels as well as their achievement.

La rémunération peut être versée en espèces ou sous d’autres formes. Elle peut être versée sous forme d’actions, d’options ou d’autres instruments financiers. Le conseil d’administration ou le comité de rémunération, si cette compétence lui a été déléguée, détermine les conditions d’octroi, d’acquisition (vesting), d’exercice et de déchéance. Il peut en particulier prévoir la continuation, l’accélération ou la suppression des conditions d’acquisition (vesting) et d’exercice, le paiement ou l’attribution d’une rémunération lors de l’atteinte des objectifs ou encore la déchéance des droits, dans chaque cas lors d’événements prédéterminés tels qu’un changement de contrôle ou la fin d’un contrat de travail ou de mandat. La société peut se procurer les actions requises par le biais d’achats sur le marché, directement ou par l’intermédiaire de sociétés qu’elle contrôle, ou par l’émission d’actions nouvelles.	Compensation may be paid in the form of cash or in the form of other types of benefits. It can be paid by the grant of shares, stock options or other financial instruments. The board of directors or, to the extent delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The company may procure the required shares through purchases in the market, either directly or through companies controlled by it, or by issuing new shares.

Les membres du conseil d’administration et/ou du comité exécutif peuvent participer à des plans de souscription d’actions établis par la société ou par des sociétés contrôlées par celle-ci, lesquels peuvent permettre aux employés éligibles d’affecter une partie de leur rémunération à l’acquisition d’actions de la société à un prix inférieur à celui du marché.	Members of the board of directors and/or executive committee may participate in share purchase plans established by the company or companies controlled by it, under the terms of which eligible employees may allocate a portion of their compensation to the purchase of shares of the company at a discount to market price.

La rémunération peut être versée par la société ou par une société qu’elle contrôle.	Compensation may be paid by the company or companies controlled by it.

La société ou les sociétés qu’elle contrôle remboursent les frais encourus par les membres du conseil d’administration ou du comité exécutif. Les frais remboursés ne font pas partie de la rémunération.	The company or companies controlled by it shall reimburse the expenses incurred by the members of the board of directors or executive committee. Expenses reimbursements are not part of the compensation.

Article 33: Prêts, crédits et prestations de prévoyance	Article 33: Loans, credits and retirement benefits

Sous réserve de l’article 34 para. 5, la société n’accorde pas de prêts ou de crédits aux membres du conseil d’administration ou aux membres du comité exécutif.	Subject to Article 34 para. 5, the company shall not grant loans or credit facilities to members of the board of directors or members of the executive committee.

Les cotisations de retraite et les prestations de prévoyance sont effectuées selon les règles applicables aux plans de pension auxquels participe, en Suisse ou à l’étranger, la société ou les sociétés contrôlées par celle-ci.	Pension contributions and post-retirement benefits shall be made or provided in accordance with the regulations applicable to the pension schemes in which the company or the companies controlled by it participate in Switzerland or abroad.

Article 34: Vote de l’assemblée générale sur les rémunérations	Article 34: Vote of the general meeting of shareholders on the compensation

Sur proposition du conseil d’administration, l’assemblée générale des actionnaires approuve annuellement et séparément:	Following a proposal by the board of directors, the general meeting of shareholders annually and separately approves:

1. la rémunération totale du conseil d’administration pour la période allant jusqu’à l’assemblée générale ordinaire suivante; et	1. the aggregate compensation of the board of directors until the next annual general meeting; and

2. la rémunération totale du comité exécutif pour l’exercice annuel suivant.	2. the aggregate compensation of the executive committee for the following business year.

Le conseil d’administration peut soumettre à l’assemblée générale des propositions de rémunération portant sur des périodes différentes et se rapportant à l’ensemble des membres du conseil d’administration ou du comité exécutif ou à certains d’entre eux seulement.	The board of directors can submit compensation proposals to the general meeting of shareholders for other periods and for all members of the board of directors or executive committee or some of them only.

Le vote de l’assemblée générale des actionnaires sur les propositions de rémunération a un caractère contraignant.	The vote of the general meeting of shareholders on the compensation proposals shall be binding.

Si l’assemblée générale des actionnaires n’approuve pas une proposition de rémunération faite par le conseil d’administration, ce dernier convoque une assemblée générale extraordinaire.	If the general meeting of shareholders does not approve a compensation proposal made by the board of directors, the board of directors shall convene an extraordinary general meeting.

Des rémunérations peuvent être payées avant approbation de l’assemblée générale des actionnaires, celles-ci devant toutefois être sujettes à approbation ultérieure et à restitution en l’absence d’une telle approbation ultérieure.	Compensation may be paid out prior to approval by the general meeting of shareholders, subject to subsequent approval and, absent such subsequent approval, to restitution to the company.

Si le montant global maximal de la rémunération déjà approuvé par l’assemblée générale des actionnaires n’est pas suffisant pour couvrir la rémunération fixe d’une personne devenant membre du comité exécutif après que l’assemblée générale a approuvé la rémunération du comité exécutif pour la période visée (nouveau membre), la société ou toute autre société qu’elle contrôle peut verser à ce ou à ces nouveaux membres un montant complémentaire pour la période de rémunération déjà approuvée. Le montant complémentaire ne doit pas dépasser (i) pour le président du comité exécutif (CEO), 140% de la rémunération annuelle totale de l’ancien CEO et (ii) pour tout autre nouveau membre, 140% de la rémunération annuelle totale la plus élevée d’un membre du comité exécutif en fonction autre que le CEO.	If the maximum aggregate amount of compensation already approved by the general meeting of shareholders is not sufficient to also cover the compensation of one or more persons who become members of the executive committee during a compensation period for which the general meeting of shareholders has already approved the compensation of the executive committee (new hire), the company or companies controlled by it shall be authorized to pay an additional amount with respect to the compensation period already approved. Such additional amount shall not exceed (i) for the head of the executive committee (CEO), 140% of the total annual compensation of the former CEO and (ii) for any new hire other than the CEO, 140% of the highest total annual compensation of any member of the executive committee in office other than the CEO.

Article 35: Indemnisation	Article 35: Indemnification

Dans toute la mesure permise par la loi, la société indemnisera et relèvera les membres actuels et anciens du conseil d’administration, du comité exécutif, ainsi que leurs héritiers, exécuteurs et administrateurs, de tous dommages, pertes, responsabilités et frais résultant d’actions, procédures ou enquêtes annoncées, pendantes ou conclues, que ces dernières soient civiles, pénales, administratives ou de toute autre nature (y compris en particulier de toute responsabilité contractuelle, délictuelle, légale ou résultant de législations ou réglementations étrangères applicables, ainsi que de tous frais ou dépenses légaux ou autres raisonnablement encourus) que l’un ou l’ensemble d’entre eux ou leurs héritiers, exécuteurs ou administrateurs auront encouru ou supporté du fait de: a) tout acte commis ou prétendument commis, perpétré ou prétendument perpétré ainsi que toute omission ou prétendue omission intervenus dans l’exercice de leurs obligations ou de leurs prétendues obligations; ou b) l’exercice de leur fonction de membre du conseil d’administration ou du comité exécutif de la société; ou c) l’exercice, sur requête de la société, de la fonction d’administrateur, d’organe, d’employé ou de représentant d’une autre personne morale, société de personnes, trust ou de toute autre entreprise.	The company shall indemnify and hold harmless, to the fullest extent permitted by law, the current and former members of the board of directors, the executive committee, and their heirs, executors and administrators out of the assets of the company from against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or reason of a) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; or b) serving as a member of the board of directors or member of the executive committee of the company; or c) serving at the request of the company as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise.

Cette indemnisation ne s’étendra pas aux circonstances dans lesquelles l’une des personnes susmentionnées aura été reconnue avoir violé ses obligations de membre du conseil d’administration ou du comité exécutif intentionnellement ou par une négligence grave par un jugement ou une décision finale émanant d’une autorité judiciaire, d’un tribunal arbitral, d’une autorité gouvernementale ou administrative et non susceptible de recours.	This indemnity shall not extend to any matter in which any of the said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as member of the board of directors or member of the executive committee.

Nonobstant ce qui précède, la société avancera le montant des frais judiciaires et des honoraires d’avocat se rapportant aux procédures civiles, pénales, administratives ou aux enquêtes mentionnées à l’alinéa précédent. La société pourra refuser et/ou obtenir le remboursement de telles avances si un tribunal ou une autorité gouvernementale ou administrative compétente constate dans une décision non susceptible de recours que le membre du conseil d’administration ou du comité exécutif concerné a violé ses obligations de membre du conseil d’administration ou du comité exécutif intentionnellement ou par une négligence grave. La société pourra souscrire une assurance responsabilité en faveur des membres du conseil d’administration et des membres du comité exécutif. Les primes de cette assurance seront mises à la charge et payées par la société ou par l’une de ses filiales.	Without limiting the foregoing, the company shall advance to existing and former members of the board of directors and executive committee court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. The company may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the member of the board of directors or member of the executive management in question has committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or member of the executive committee. The company may procure directors’ and officers’ liability insurance for members of the board of directors and members of the executive committee of the company. The insurance premiums shall be charged to and paid by the company or its subsidiaries.

TITRE V. ANNEE SOCIALE –REPARTITION DU BENEFICE	TITLE V. BUSINESS YEAR – ALLOCATION OF PROFITS

Article 36: Année sociale	Article 36: Business year

Le conseil d’administration détermine l’année sociale.	The board of directors shall determine the business year.

Article 37: Distribution du bénéfice	Article 37: Allocation of profit

Chaque année, 5% du bénéfice de l’exercice sont affectés à la réserve générale jusqu’à ce que celle-ci atteigne 20 % du capital-actions libéré. Si, par la suite, la réserve générale n’atteint plus la limite légale de 20%, des affectations supplémentaires devront être effectuées jusqu’à ce que cette limite soit à nouveau atteinte.	Each year 5% of the annual net profit must be transferred to a general reserve until this fund amounts to 20% of the paid-in capital. Whenever the general reserve falls below 20%, additional transfers shall be made until the 20% limit is once again reached.

Le solde du bénéfice résultant du bilan est, sur proposition du conseil d’administration, réparti conformément aux décisions de l’assemblée générale des actionnaires dans les limites des dispositions impératives de la loi concernant la réserve légale.	The remainder of the net profit shall be allocated in the manner decided by the general meeting of shareholders, following a proposal by the board of directors and subject, however, to the mandatory provisions of the law concerning the general reserve.

Article 38: Dividende	Article 38: Dividends

Le paiement du dividende a lieu à l’époque fixée par le conseil d’administration. Tout dividende qui n’a pas été réclamé dans les cinq ans dès son exigibilité revient de plein droit à la société.	Dividends shall be paid at such time as the board of directors shall determine. Any dividend not claimed within five years of it becoming due shall be forfeited to the company.

TITRE VI. LIQUIDATION DE LA SOCIETE	TITLE VI. LIQUIDATION OF THE COMPANY

Article 39: Liquidation	Article 39: Liquidation

Lorsque la dissolution de la société est décidée, la liquidation est menée par le conseil d’administration, à moins que l’assemblée générale des actionnaires ne désigne d’autres liquidateurs.	In the event that it is decided to dissolve the company, the liquidation thereof shall be carried out by the board of directors, unless the general meeting of shareholders appoints other liquidators.

L’un au moins des liquidateurs doit être domicilié en Suisse et avoir qualité pour représenter la société. Les liquidateurs décident du mode de signature.	At least one of the liquidators shall be domiciled in Switzerland and shall have the right to represent the company. The liquidators shall determine the signature rights.

Article 40: Compétences pendant la liquidition	Article 40: Powers during the liquidation

Pendant la liquidation, les pouvoirs des organes sociaux sont restreints aux actes qui sont nécessaires à cette opération et qui, de par leur nature, ne sont pas du ressort des liquidateurs.	During the liquidation, the powers of the corporate bodies of the company shall be restricted to operations that are necessary for the liquidation, but which, by their nature, lie outside the scope of the function of the liquidators.

L’assemblée générale des actionnaires conserve le droit d’approuver les comptes de la liquidation et de donner décharge aux liquidateurs.	The general meeting of the shareholders shall retain the right to approve the accounts of the liquidation and to discharge the liquidators from liability.

Après paiement des dettes, l’actif disponible de la société dissoute est réparti entre les actionnaires de la société au prorata des apports effectués.	The available assets, after discharge of liabilities, shall be distributed to the shareholders of the company in proportion to the paid-in contributions.

TITRE VII. PUBLICATIONS – DROIT APPLICABLE – FOR	TITRE VII. ANNOUNCEMENTS – GOVERNING LAW – JURISDICTION

Article 41: Publications	Article 41: Announcements

Sauf disposition contraire de ces statuts, les communications de la société aux actionnaires sont faites par avis écrit aux actionnaires inscrits au registre des actions ou, si le conseil d’administration le décide, par publication dans la Feuille officielle suisse du commerce.	Unless these Articles provide otherwise, company notices to shareholders shall be sent out in writing to shareholders entered in the Share Register or, if the board of directors so decides, shall be published in the Swiss Official Gazette of Commerce.

L’organe de publication est la Feuille officielle suisse du commerce.	The journal for publishing notices shall be the Swiss Official Gazette of Commerce.

Article 42: Droit applicable et for	Article 42: Governing law and jurisdiction

Une action en justice contre la société, les personnes chargées de l’administration, de la gestion, de la révision et de la liquidation peut être ouverte devant le juge ordinaire du siège de la société; le droit suisse est applicable.	All disputes and proceedings against the company, its directors, executive officers, auditors, or liquidators shall be subject to the jurisdiction of the ordinary courts of the place of the registered office of the company; Swiss law shall apply.

La version anglaise de ces statuts est une traduction de l’original en langue française. En cas de contradiction entre la version française et la version anglaise de ces statuts, la version française fait foi.

The English version of these articles of association is a translation of the original version in French. In the event of any discrepancies between the French and English versions, the French version shall prevail.

Plan-les-Ouates, le 11 fevrier 2022

David LACIN, notaire :